Exhibit 1.02 Conflict Minerals Report

THE CHILDREN’S PLACE RETAIL STORES, INC.

Conflict Minerals Report

For the Year Ended December 31, 2013

1.	Overview

This report has been prepared by The Children’s Place Retail Stores, Inc. and its subsidiaries (herein referred to as “The Children’s Place,” the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended.

The Children's Place Retail Stores, Inc. is the largest pure-play children's specialty apparel retailer in North America. We sell apparel, accessories and footwear for children sizes 0-14. We design, contract to manufacture, and license to sell fashionable, high-quality, value-priced merchandise, the majority of which is under the proprietary “The Children's Place”, "Place" and "Baby Place" brand names. Our merchandise is also available online at www.childrensplace.com. We conducted a survey of our direct vendors and suppliers and found that small quantities of tin and gold are found in some of our products.

Conflict Minerals Policy

Conflict Minerals are defined as tin, tantalum, tungsten and gold (“3TG”). We have adopted a conflict minerals policy which is publicly available on our website at http://www.childrensplace.com/webapp/wcs/stores/servlet/en/usstore/content/social-responsibility.

Grievance Mechanism

We have well established processes to allow interested parties to contact us. These processes are described in the Company’s Policies and Standards for Suppliers and online at www.reportlineweb.com/thechildrensplace

Supply Chain

The products that we manufacture are highly complex, typically containing multiple components from many direct suppliers. We have relationships with a vast network of suppliers throughout the world and there are generally multiple tiers between the 3TG mines and our direct suppliers. Therefore, we must rely on our direct suppliers to work with their upstream suppliers in order that they may provide us with accurate information about the origin of 3TG in the components used by our direct suppliers in our products. Because of the complexity and size of our supply chain, we developed a risk-based approach that focused on our direct suppliers, as well as suppliers that we believed were likely to provide us with components containing 3TG which could have originated from the Democratic Republic of Congo, and its adjoining countries (collectively, the “Covered Countries”).

We requested that all identified suppliers provide information to us regarding 3TG and smelters using the template developed by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the EICC-GeSI Conflict Minerals Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process, and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities.

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Efforts to Determine Mine or Location of Origin

We have determined that requesting our suppliers to complete the Template represents our reasonable best efforts to determine the mines or locations of origin of 3TG in our supply chain. We have reached this conclusion in part as a result of our active participation in trade and apparel and footwear industry associations which actively participate in the Conflict-Free Sourcing Initiative (CFSI) an initiative of EICC and GeSI, the International Tin Research Institute Tin Supply Chain Initiative (iTSCi), and the OECD 3T and gold pilot implementation programs.

Smelters or Refiners and Country of Origin of 3TG

Certain of our suppliers indicated that certain components they provided to us contained tin or gold that did not come from the Covered Countries. The suppliers from which we requested information indicated in their responses that the information provided was at a company level and did not include a list of smelters. The Company received no information from its direct suppliers indicating that the facilities at which the tin or gold were processed were located in, or that the tin or gold originated, in the Covered Countries, or came from recycled or scrap sources. However, in an abundance of caution, we are classifying the subject products that we contract to manufacture as “DRC conflict undeterminable.”

Conclusion

After exercising the due diligence described in this report, we concluded that our products are “DRC conflict undeterminable,” as defined in Rule 13p-1 (17 CFR 240.13p-1) under the Securities Exchange Act of 1934 (the “Rule”).

2.	Due Diligence

A.	Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, with the due diligence framework presented by The Organisation for Economic Co-operation and Development (OECD) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing http://dx.doi.org/10.1787/9789264185050-en (OECD Guidance) and the related Supplements for gold and for tin, tantalum and tungsten.

B.	Due Diligence Performed

MANAGEMENT SYSTEMS

We have adopted a conflict minerals policy related to our sourcing of 3TG.

Internal Team

We have established a management system to support supply chain due diligence related to 3TG. Our management system includes a project task force sponsored by the Senior Vice President – Global Sourcing, and a team of associates from cross-functional business functions such as vendor management, finance, legal, and corporate social responsibility. This team is responsible for implementing our Conflict Minerals compliance strategy.

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Control systems

We do not have a direct relationship with 3TG smelters and refiners. We do, however, participate, together with other major apparel and footwear retailers, through trade and industry associations which engage with other sectors in the following industry-wide initiatives to develop conflict-free supply chains: the Electronics Industry Citizenship Coalition-Global e-Sustainability Initiative’s Conflict Free Sourcing Program, the iTSCi and the Public Private Alliance for Responsible Minerals Trade (PPA).

Controls include a company-wide Business Code of Conduct that outlines expected behaviors for all our associates and a Supplier Code of Conduct that outlines expected behavior and working conditions for our vendors and suppliers, including a Conflict Minerals requirement that suppliers provide us with information about the source of 3TG.

Maintain records

We have established a records retention policy to ensure that relevant materials are preserved for appropriate periods.

Supplier Engagement

We have a Vendor Administration team which is responsible for engaging with our vendors and suppliers to exchange supply chain related information. We have also sent multiple communications directly to our suppliers regarding our conflict minerals policy. Additionally, we participate in industry and trade association initiatives, including webinars, which direct suppliers to resources related to Conflict Minerals, including FAQs from industry trade associations and the U.S. Securities and Exchange Commission.

IDENTIFY AND ASSESS RISK IN THE SUPPLY CHAIN

Design and Implement a Strategy to Respond to Risks

•	Survey Responses – We conducted a survey of our direct vendors and suppliers of trim components used on The Children’s Place products. We reviewed the responses to determine which vendors or suppliers required further engagement. Further enquiries were conducted where responses were incomplete, or where we found inconsistencies within the data reported. We worked directly with these vendors or suppliers in an effort to secure revised responses. All suppliers confirmed that they had no reason to believe 3TG contained in the components supplied to all of their customers originated from the Covered Countries.

•	Senior management is briefed about our due diligence efforts.

•	We have adopted a conflict minerals policy, and communicated our policy to our direct vendors and suppliers.

•	We have developed a risk mitigation plan that allows for continued trade with a supplier during the supplier’s risk mitigation efforts. We will engage in regular ongoing risk assessment through our suppliers’ annual data submissions.

•	We found no instance where it was necessary to implement risk mitigation efforts, temporarily suspend trade or disengage with a supplier.

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CARRY OUT INDEPENDENT THIRD PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN

We do not have a direct relationship with 3TG smelters and refiners and therefore do not perform or direct audits of these entities.

REPORT ON SUPPLY CHAIN DUE DILIGENCE

This Conflict Minerals Report constitutes our annual report on our 3TG due diligence, is available on our website www.childrensplace.com and is filed with the SEC.

3.	Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that the 3TG in our products finance or benefit armed groups in the Covered Countries:

•	Continue our engagement with vendors and suppliers and direct them to information and training resources in order to increase the response rate and improve the content of the supplier survey responses;
•	Work through the relevant industry associations to encourage participation in initiatives such as the CFSI to expand the smelters and refiners participating in the Conflict Free Smelter Program;
•	Encourage any suppliers if found to be providing us with components or materials containing 3TG from sources that support conflict in the Covered Countries to establish an alternative source of 3TG that does not support such conflict; and

•	Work with the relevant trade associations to encourage collaboration with the OECD to define and improve best practices and encourage responsible sourcing of 3TG.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this report may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can also be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms. These forward-looking statements are based upon current expectations and assumptions of The Children's Place Retail Stores, Inc. (the “Company”) and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers of this Report are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this Report does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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